Exhibit 21.1

            SUBSIDIARIES OF REGISTRANT

The following are subsidiaries of RightCHOICE Managed Care, Inc.
as of December 31, 1996:

                                                             State of
                                                           Incorporation
                       Name                               or Organization

HMO Missouri, Inc. (d/b/a BlueCHOICE)                     Missouri
Diversified Life Insurance Agency of Missouri, Inc.       Missouri
Healthy Alliance Life Insurance Company                   Missouri
HealthLink, Inc.                                          Illinois
HeatlhLink HMO, Inc.                                      Missouri
The EPOCH Group, L.C.                                     Missouri
RightCHOICE Insurance Company                             Illinois